Exhibit (d)(1)

January 22, 2013

Ms. Marsha Riley, CFA

Director, Mutual Funds

Brandes Investment Partners, L.P.

11988 El Camino Real

Suite 600

San Diego, CA  92191-9048

Dear Ms. Riley:

On Thursday, January 10, 2013, the Board of Trustees (the “Board”) of ING Mayflower Trust approved the merger of ING International Value Fund (the “Fund”) with and into ING International Value Equity Fund, a series of ING Mutual Funds.  This letter is to inform you that the Sub-Advisory Agreement with Brandes Investment Partners, L.P., dated September 1, 2000, as amended (the “Agreement”), will terminate in accordance with the terms of the Agreement, effective at the close of business on March 26, 2013.

In the interim, we will be contacting you to facilitate a smooth transition.  I know we can count on your cooperation in this regard.

Very truly yours,

/s/Todd Modic

Todd Modic

Senior Vice President

ING Mayflower Trust

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Mayflower Trust